Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2016, with respect to the consolidated financial statements of PrivateBancorp, Inc. and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., incorporated by reference in the Registration Statement (Form F-4) of Canadian Imperial Bank of Commerce for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
August 15, 2016